Exhibit 99.1

Astra Announces $100 Million Committed Equity Facility

ALAMEDA, California —August 2, 2022—Astra Space, Inc. (“Astra”) (NASDAQ: ASTR) today announced that it has entered into a common stock purchase agreement with B. Riley Principal Capital II, LLC (“B. Riley Principal Capital II”).

The agreement governs a Committed Equity Facility that provides Astra the right, in its discretion and without obligation, to sell and issue up to $100 million of its Class A common stock over the course of 24 months to B. Riley Principal Capital II, subject to certain limitations and conditions, including that in no event will the number of shares of Class A common stock sold exceed 19.99% of its outstanding Class A and Class B common stock.

“Securing this Committed Equity Facility is an important step in achieving Astra’s mission to Improve Life on Earth from Space®,” stated CFO Kelyn Brannon. “The flexibility to raise equity capital as the need arises supports our current operations and the ongoing development of our launch services, space products and other space services offerings.”

This press release is informational only and does not represent an offer to sell or the solicitation of an offer to buy any of Astra’s securities. There will be no sale of Class A common stock in any jurisdiction in which such a sale would be unlawful.

Further details are contained in the Current Report on Form 8-K that Astra filed with the Securities and Exchange Commission today.

About Astra

Astra’s mission is to improve life on Earth from space by creating a healthier and more connected planet. Today, Astra offers one of the lowest cost-per-launch dedicated orbital launch services of any operational launch provider in the world. Astra delivered its first commercial launch to low Earth orbit in 2021, making it the fastest company in history to reach this milestone, just five years after it was founded in 2016. Astra (NASDAQ: ASTR) was the first space launch company to be publicly traded on Nasdaq. Visit astra.com to learn more about Astra.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding future events. In some cases, you can identify forward looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “going to,” “can,” “could,” “should,” “would,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “outlook,” “forecast,” “objective,” “plan,” “seek,” “grow,” “target,” “if,” “continue” or the negative of these words or other similar terms or expressions that concern Company’s expectations, strategy, priorities, plans or intentions. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results to differ materially from results expressed or implied in this press release, including but not limited to the risks and uncertainties contained in the Risk Factors section of our Annual Report on Form 10-K for the period ended December 31, 2021, filed with the Securities and Exchange Commission on March 31, 2022.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside Company’s control and are difficult to predict. The forward-looking statements included in this press release speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation, and does not intend, to update these forward-looking statements as a result of future events or developments.

Investor Contact:

Andrew Hsiung, Astra investors@astra.com

Media Contact:

Kati Dahm, Astra kati@astra.com

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